Exhibit 10.9
                           IONICS, INCORPORATED

                       Employee Retention Agreement


                                       February 24, 1998


Dear ____________:

Ionics, Incorporated (the "Company") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company, its stockholders and its customers.

The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's key personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "Change in Control" of the Company (as defined below).

1.  Certain Definitions.

    As used herein, the following terms shall have the following respective meanings:

    (a) A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's

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stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

    (b) A "Potential Change in Control" shall be deemed to have occurred if:

         (A) the Company enters in an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company,

         (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or

         (C) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.
















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2.  Terms of Agreement.

    The term of this Agreement (the "Term") shall commence as of February 24, 1998 and shall continue in effect through December 31, 1999; provided, however, that commencing on January 1, 2000 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than September 30 of the preceding calendar year, the Company shall have given you written notice that the Term will not be extended; and provided further that, if a Change in Control of the Company shall have occurred during the original or extended Term, this Agreement shall continue in effect for a period of not less than 24 months beyond the month in which such Change in Control occurred.

3.  Change in Control; Potential Change in Control.

    (a) No benefits shall be payable under this Agreement unless there has been a Change in Control of the Company during the Term.

    (b) You agree that, notwithstanding any provision to the contrary in this Agreement, in the event of a Potential Change in Control of the Company, you will not voluntarily resign as an employee of the Company until the earliest of (A) a date which is six (6) months after the occurrence of such Potential Change in Control of the Company, or (B) the termination by you of your employment by reason of Disability as defined in
Section 4(b)(i) or for Good Reason as defined in Section 4(b)(iii).

4.  Employment Status; Termination Following Change in Control.

    (a) You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee and, except as set forth in Section 3(b), this Agreement does not prevent you from terminating your employment at any time. If your employment with the Company terminates for any reason and subsequently a Change in Control shall have occurred, you shall not be entitled to any benefits hereunder. Any termination of your employment by the Company or by you following a Change in Control of the Company during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 7. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination (provided that no such Notice of Termination shall specify an effective date more than 180 days after the date of such Notice of Termination).










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    (b)  Notwithstanding anything to the contrary herein, you shall be entitled to the benefits provided in Section 5 only if a Change in Control shall have occurred during the Term and your employment with the Company is subsequently terminated or terminates within 24 months after such Change in Control, unless such termination is (A) because of your death, (B) by the Company for Disability (as defined in Section 4(b)(i)) or Cause (as defined in Section 4(b)(ii)), or (C) by you other than for Good Reason (as defined in Section 4(b)(iii)).

         (i) Disability. If, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and, within thirty (30) days after written Notice of Termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability." Any termination for Disability under this Agreement shall not affect any rights you may otherwise have under the Company's Long-Term Disability Plan.

         (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination (A) upon your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by your for Good Reason as defined in Section 4(b)(iii)), provided that a written demand for substantial performance has been delivered to you by the Company specifically identifying the manner in which the Company believes that you have not substantially performed your duties and you have not cured such failure within 30 days after such demand, or (B) by reason of your willful engaging in conduct which is demonstrably and materially injurious to the Company. For purposes of this subsection, no act or failure to act on your part shall be deemed "willfull" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

         (iii) Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (C), (D), (F) or (G), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 4(a)) specified in the Notice of Termination (as defined in Section 4(a)) given in respect thereof.










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              (A)  any significant diminution in your position, duties,
responsibilities, power, title or office as in effect immediately prior to a Change in Control;

         (B) any reduction in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

         (C) the failure of the Company to continue in effect any material compensation or benefit plan in which you participate in immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control, or the failure by the Company to award cash bonuses to its executives in amounts substantially consistent with past practice in light of the Company's financial performance;

         (D) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

         (E) any requirement by the Company or of any person in control of the Company that the location at which you perform your principal duties for the Company be changed to a new location outside a radius of 50 miles from your principal residence at the time of the Change in Control;

         (F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 6; or

         (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 7, which purported termination shall not be effective for purposes of this Agreement.









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5.  Compensation Upon Termination.  Following a Change in Control of the
Company, you shall be entitled to the following benefits during a period of Disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the Term:

    (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive base salary and all other earned compensation at the rate in effect at the commencement of any such period (offset by all compensation payable to you under the Company's disability plan or program or other similar plan during such period) until your employment is terminated pursuant to Section 4(b)(i) hereof. Thereafter, or in the event your employment is terminated by reason of death, your benefits shall be determined under the Company's long-term disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

    (b) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason following a Change in Control, the Company shall pay you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

    (c) If your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason within 24 months after a Change in Control, then you shall be entitled to the benefits below:

         (i) the Company shall pay to you (A) your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the fifth full day Following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due;

          (ii) in lieu of any further salary payments for periods subsequent to the Date of Termination, the Company will pay as severance pay to you, at the time specified in Subsection (e) below, a lump sum severance payment (together with the payments provided in paragraph (iv) below, the "Severance Payments") in an amount equal to the sum of (A) 200% (299% for the Chairman and Chief Executive Officer) of the average of your annual base salary in effect on the Date of Termination and during each of the two preceding calendar years, plus (B) 200% (299% for the Chairman and Chief Executive Officer) of the average of the aggregate cash bonuses paid or awarded to you in respect of the last three calendar years, up to and including the calendar year for which your cash bonus was most recently determined;


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         (iii) the Company shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement); and

         (iv) for a twenty-four (24) month period after such termination, the Company, at its expense and without contribution required from you, shall arrange to provide you with life, disability, dental and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (iv) if an equivalent benefit is actually received by you during the twenty-four (24) month period following your termination, and any such benefit actually received by you shall be reported to the Company.

     (d) All payments to be made to you under this Agreement will be subject to required withholding of applicable federal, state and local income and employment taxes. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504 (a) of the Internal Revenue Code of 1986 (the "Code") without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 28OG(b)(2) of the Code), the payments pursuant to this Agreement shall be reduced (reducing first the payments under Section 5(c)(ii)) to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by you in good faith, and such determination shall be conclusive and binding on the Company with respect to its treatment of the payment for tax reporting purposes.

















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         (e)  The payments provided for in Subsections 5(b) and (c) shall be made not later than the fifth day following the Date of Termination; provided, however that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         (f) Except as provided in the second sentence of Subsection 5(c)(iv) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by you to the Company or otherwise.

6.  Successors; Binding Agreement.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason immediately after a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.











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         (b)  This Agreement shall inure to the benefit of and be
enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

7. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer of the Company, at 65 Grove Street, Watertown, Massachusetts 02172, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.  Miscellaneous.

         (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

         (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

         (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

         (f) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.





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If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                       Sincerely,
                                       IONICS, INCORPORATED


                                       By:__________________________

Agreed to this ___ day of ___________, 1998


____________________________________
(Signature)

____________________________________
Print Name

Address:_____________________________

____________________________________






























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